UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

SGOCO Group, Ltd.

(Exact name of registrant as specified in its charter)

Cayman Islands	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Room 1301, 13/F, Golden Centre,

188 Des Voeux Road Central

Hong Kong

(Address and telephone number of registrant’s principal executive offices)

SGOCO GROUP, LTD. 2016 OMNIBUS EQUITY PLAN

(Full title of the plans)

Corporation Service Company

2711 Centerville Road, Suite 400

Wilmington, DE 19808

800-927-9800

(Name, address and telephone number of agent for service)

with a copy to:

Jeffrey Li, Esq.

Peter Cancelmo, Esq.

Garvey Schubert Barer

2nd Floor, 1000 Potomac Street, NW

Washington, DC 20007

Telephone: 1(202) 298-1735

Facsimile: 1(202) 965-1729

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☑

Calculation of Registration Fee
Title of each Class of Security being Registered	Amount being Registered (1)	Proposed Maximum Offering Price Per Security(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee (2)
Ordinary Shares, par value US$0.004	2,500,000	$3.60	$9,000,000.00	$1,043.10

(1)   SGOCO Group, Ltd. (the “Company” or “SGOC”), is registering 2,500,000 ordinary shares pursuant to SGOCO Group, Ltd. 2016 Omnibus Equity Plan (the “Plan”). Pursuant to paragraph (a) of Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there are also registered hereunder such indeterminate number of additional shares of ordinary shares as may become issuable under the Plan as a result of stock splits, stock dividends or similar transactions that result in an increase in the number of the registrant’s outstanding ordinary shares.

(2)   The offering price for these shares is estimated pursuant to Rule 457(c) and (h) of the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the registration fee and is based upon the average of the high and low prices of our ordinary shares as quoted on the Nasdaq Capital Market on October 12, 2016, a date within five business days of the filing date.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Documents containing the information required by Part I of this Registration Statement will be sent or given to participants in the SGOCO Group, Ltd. 2016 Omnibus Equity Plan (the “Plan”) in accordance with Rule 428(b)(1) of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the Note to the instructions to Part I of Form S-8, such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered part of this registration statement, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we file a post-effective amendment which indicates that all securities offered in this registration statement have been sold or which de-registers all securities then remaining unsold.

The following documents previously filed by the Company with the Commission are incorporated in this registration statement by reference and shall be deemed a part hereof:

1.	The Company’s Annual Report on Form 20-F/A for the fiscal year ended December 31, 2015 filed on October 17, 2016; and

2.	The description of the Company’s ordinary shares contained in the Registration Statement of the Company on Form 8-A filed with the Commission on December 17, 2010, including any amendment or report filed for the purpose of updating such description.

For purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference into this registration statement shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed incorporated herein by reference modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.

You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting the Company at the following address:

SGOCO Group, Ltd.

Room 1301, 13/F

Golden Centre

188 Des Voeux Road Central

Hong Kong.

Tel: +852 3610-7777

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.  The Company’s amended and restated memorandum and articles of association, adopted by its shareholders on January 29, 2008, provides for indemnification of its directors and officers for all actions, costs, charges, losses, damages and expenses incurred by such persons in their capacity as such, except through their own fraud or dishonesty.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

For a list of all exhibits filed or included as part of this Registration Statement, see “Index to Exhibits” at the end of this Registration Statement.

Item 9.	Undertakings.

(a) RULE 415 OFFERING.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong on October 17, 2016.

SGOCO Group, Ltd.

By:	/s/ Shi-bin Xie
Name:	Shi-bin Xie
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Shi-bin Xie, acting individually, as true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments to this Registration Statement (including post-effective amendments, or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorney-in-fact and agent the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Shi-bin Xie Shi-bin Xie	Chief Executive Officer, President and Director (Principal Executive Officer)	October 17, 2016

/s/ Xiao-Ming HU Xiao-Ming HU	Interim Chief Financial Officer (Principal Financial and Accounting Officer)	October 17, 2016

/s/ Frank Wu Frank Wu	Director	October 17, 2016

/s/ John Chen John Chen	Director	October 17, 2016

/s/ Kim Sing Cheng Kim Sing Cheng	Director	October 17, 2016

/s/ Pruby He Pruby He	Director	October 17, 2016

/s/ Hok Fung Wai Hok Fung Wai	Director	October 17, 2016

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Memorandum and Articles of Association of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Form F-1 (file no. 333-170674) filed on December 15, 2010.

4.2	SGOCO Group, Ltd. 2016 Omnibus Equity Plan (incorporated by reference to Appendix A of Exhibit 99.1 to the Form 6-K filed on July 15, 2016.

5.1	Opinion of Conyers Dill & Pearman*

23.1	Consent of DCAW (CPA) Limited *

23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)*

24.1	Power of Attorney (included on signature page)

*Filed herewith